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                                                                      EXHIBIT 99

                                  PRESS RELEASE



                    SMITHKLINE BEECHAM TO PURCHASE BLOCK DRUG
                                FOR $1.24 BILLION


           ACQUISITION TO EXPAND SB'S PRESENCE IN ORAL HEALTHCARE AND
                        OVER-THE-COUNTER MEDICINES (OTCs)


LONDON 9 OCTOBER 2000 - SmithKline Beecham (SB) and Block Drug Company, Inc announced today that agreements have been signed for SB to acquire Block Drug, the manufacturer of Sensodyne toothpaste and other oral healthcare and consumer products, for $1.24 billion.

The transaction is being effected as a cash tender offer for all of the outstanding common stock of Block Drug, with an offer price of $53 per share. In connection with the agreement, SB has received commitments from holders of 100 per cent of the Class B (voting) Common shares and 52 per cent of the Class A (non-voting) Common shares to tender into the offer. The acquisition will be funded by SB from existing loan facilities.

Completion of the transaction is subject to regulatory clearance, including in the US and Europe. It is anticipated that the transaction will have no impact on the timing of the merger of SB and Glaxo Wellcome.

Commenting on the announcement, SB Chief Executive Officer JP Garnier said:
"This acquisition will significantly enhance SB's Consumer Healthcare business, which is a key part of our strategy for corporate growth. Block Drug offers an excellent fit with our global oral healthcare and OTC business. It will add to our scale in many important markets around the world and is expected to enhance earnings per share (excluding exceptional items and currency) in the first full year following the completion of the transaction."

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                                   BLOCK DRUG

In addition to Sensodyne, Block Drug's products include Polident/Corega denture cleanser, Poli-Grip/Corega denture adhesive, and a number of OTC brands. For fiscal year 2000, ending 31 March, Block Drug reported net income of $56.8 million on sales of $864.3 million.

Block Drug is a global company with geographic sales well balanced across North America, Europe and International markets, including Japan. With headquarters in Jersey City, New Jersey, the company has operations in over 100 countries and employs approximately 3,000 people in R&D, sales and marketing, manufacturing and distribution. Block derives 73 per cent of sales from the oral healthcare brands and 27 per cent from over-the-counter medicines.


                     SMITHKLINE BEECHAM CONSUMER HEALTHCARE

SmithKline Beecham's Consumer Healthcare sales in 1999 were $4.1 billion. Consumer healthcare accounts for approximately one third of the group's total sales. SB's oral healthcare brands include AQUAFRESH and ODOL. Other key products include the smoking cessation brands: NICORETTE, NICODERM CQ and NIQUITIN CQ, TUMS antacid, PANADOL analgesic and the RIBENA, LUCOZADE and HORLICKS nutritional drinks.

SmithKline Beecham has been advised in this transaction by Lehman Brothers.

SmithKline Beecham - one of the world's leading healthcare companies - discovers, develops, manufactures and markets pharmaceuticals, vaccines, over-the-counter medicines and health-related consumer products. For company information, visit SmithKline Beecham on the World Wide Web at http://www.sb.com